EXHIBIT 10.16

Management Incentive Plan (MIP)

FY13

The Management Incentive Plan (“MIP”) applies to the CEO, Executive Officers assigned to Pay Band F2 and other key executives of the Company assigned to Pay Band F and is designed to motivate the achievement of established performance goals. Awards to Participants under the MIP are considered Cash Incentive Awards made pursuant to the Company’s 2012 Long-Term Incentive Plan (the “2012 LTIP”), the payment of which is dependent upon company performance, business unit and personal performance results during the applicable performance period, which is typically a Company fiscal year. Awards to MIP Participants who are Executive Officers shall also be considered Performance-Based Compensation for purposes of the 2012 LTIP unless the Committee specifically determines otherwise.

The MIP is administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee has the authority to interpret and administer all provisions and to make any rules and regulations or take any action it deems necessary including amendments or revocation. All awards issued under the MIP are at the sole discretion of the Committee.

Incentive Awards made pursuant to the MIP are determined and distributed annually, generally in December following completion of the Company’s fiscal year. The Compensation Committee may elect to issue interim awards in conjunction with the Company’s mid-year performance review process. Incentive Awards may be prorated to account for partial Plan Year participation.

The potential payout associated with any Incentive Award under the MIP will be expressed as a percentage of a Participant’s annual base salary, and the amount of any such payout shall be contingent upon the degree to which one or more pre-established, objective Company or business unit performance goals have been achieved over the applicable performance period. Annual Participant incentive targets are communicated at time of plan eligibility.

Cumulative MIP awards received in a given Plan Year may not exceed 200% of a given Participant’s annual targeted incentive amount unless authorized by the Committee.

All Incentive Awards under the MIP are in the form of cash payments, less applicable tax withholding, as determined by the Committee.

Participants in the MIP may not also participate in any other company-sponsored incentive or commission plan, except as approved by the Committee. Since awards are not earned until actually paid, Participants must be actively employed on the date of payment in order to be eligible, unless otherwise approved by the Committee. Participants must have actively performed work duties during some portion of the performance period pertaining to any award. Finally, Participants must have a signed agreement protecting the confidential information and proprietary rights of the Company on file in order to be eligible for any award.

The Committee retains the discretion to adjust the amount of compensation that would otherwise be payable upon attainment of the applicable pre-established, objective Company or business unit performance goal(s) for any performance period, but no such adjustments may increase the amount of compensation otherwise payable to any Participant whose award is intended to be Performance-Based Compensation within the meaning of the 2012 LTIP. In determining whether and to what extent it will exercise such discretion, the Committee may, among other things:

•

Take into account an annual award pool from which individual awards are determined and which is funded based upon Company performance against established MIP Funding Goals established by the Committee at the beginning of the applicable performance period. Once such an annual award pool has been established, award payments to individual Participants may be determined at the full discretion of the Committee based upon a variety of factors including, but not limited to:

•	Individual performance;

•	Assigned business unit or work team performance; and

•	Internal equity considerations.

•

Take into account whether and to what extent events such as business acquisitions, divestitures, share repurchase activity, or changes in the economy or markets served by the Company affected the Company’s financial results during the applicable performance period. The Committee will determine, in its sole discretion, whether such events have occurred and may choose to exclude from the financial results used to determine Company performance against MIP Funding Goals the financial impact of some or all such events.

Any exercise of such discretion by the Committee in connection with a MIP award that is intended to be Performance-Based Compensation under the 2012 LTIP may only decrease, and not increase, the amount of compensation otherwise payable under such award based on performance against the pre-established, objective Company or business unit performance goal(s) for the applicable performance period.